Monarch Casino Reports 2011 Fourth Quarter and Full Year Results

RENO, NV -- (Marketwire - February 23, 2012) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced fourth quarter and full year results for the quarter and year ended December 31, 2011.

RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2011
The Company reported net revenue of $34.0 million, which is $200 thousand, or 0.6%, higher than the $33.8 million reported for the comparative quarter in 2010. The Company had quarterly income from operations of $1.3 million, which represents an increase of $345 thousand, or 36.4%, when compared to the prior year's fourth quarter. The prior year's fourth quarter reflected a one-time, non-cash charge of $414 thousand related to the demolition of the Company's 149 room motor lodge. Adjusted EBITDA(1) for the fourth quarter of 2011 of $5.4 million was $200 thousand, or 3.8%, higher than the Adjusted EBITDA of $5.2 million reported in the fourth quarter of 2010. Fourth quarter 2011 food and beverage, hotel, and other operating revenues increased by 8.0%, 7.3%, and 10.0%, respectively, over the fourth quarter of 2010. Fourth quarter 2011 casino revenues decreased by 2.7% compared to prior year's fourth quarter.

Casino operating expense for the fourth quarter of 2011 decreased $465 thousand, or 4.6%, compared to the prior year's fourth quarter, primarily due to lower players' club liability expense and gaming taxes. As a percentage of casino revenue, fourth quarter 2011 casino operating expense decreased to 40.3% as compared to 41.1% in the prior year's fourth quarter, due primarily to the lower operating costs described above.

Fourth quarter 2011 food and beverage operating expense, as a percentage of food and beverage revenue, decreased to 46.5% for the fourth quarter of 2011 as compared to 48.8% in the fourth quarter of the prior year, primarily due to menu price increases, in response to higher commodity costs, and lower repairs and maintenance expense. Hotel operating expense, as a percentage of hotel revenue, decreased to 27.6% in the fourth quarter of 2011 from 30.8% in the prior year's fourth quarter due to the combination of increased hotel revenue and lower hotel operating expense. Selling, general, and administrative expense for the fourth quarter of 2011 increased by $697 thousand, or 5.7%, due primarily to professional fees related to the recently announced stock purchase agreement to acquire Riviera Black Hawk, Inc. (the "Acquisition").

The Company amended its credit facility effective November 15, 2011 which extended the facility's maturity to November 16, 2016 and, subject to the closing of the Acquisition, increased the available borrowing capacity to $100 million. During the fourth quarter of 2011, the Company incurred net borrowings under the credit facility of $8.7 million related primarily to the exercise of the recently announced purchase option to acquire a 1.5 acre parcel of developable land contiguous to the Riviera Black Hawk casino. As a result, the outstanding balance of the credit facility increased from $16.0 million at September 30, 2011 to $24.7 million at December 31, 2011.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2011
For the full year, the Company had net revenue of $140.6 million and Adjusted EBITDA(1) of $29.3 million, which represent decreases compared to the prior year of 1.0% and 0.7%, respectively. After giving effect to a $3.5 million one-time non-cash charge for the demolition of a free standing building proximate to the Atlantis, income from operations for 2011 was $9.8 million and diluted EPS was $0.35, which represent decreases compared to the prior year of 30.4% and 31.4%, respectively. Without the one-time charge, income from operations would have been $13.3 million and diluted EPS would have been $0.49 which would have represented decreases compared to the prior year of 5.3% and 3.9%, respectively. Casino revenue and hotel revenue for 2011 decreased by 2.5% and 1.5%, respectively, compared to 2010. Food and beverage revenue and other operating revenue for 2011 increased by 4.8% and 1.5%, respectively compared to 2010.

Casino operating expense for 2011 decreased $503 thousand, or 1.3%, compared to the prior year due primarily to lower payroll and benefits expense, lower game royalty fee expense and lower gaming taxes, all partially offset by higher complimentary food, beverages and other services provided to casino patrons ("Complimentaries"). As a percentage of casino revenue, casino operating expense increased slightly in 2011 to 39.3%, compared to 38.9% in the prior year due primarily to 2011's lower casino revenues.

Food and beverage operating expense for 2011, as a percentage of food and beverage revenue, increased slightly to 46.3% as compared to 46.1% in the prior year. Hotel operating expense for 2011, as a percentage of hotel revenue, decreased slightly to 27.2% from 27.3% in the prior year. Selling, general, and administrative expense for 2011 decreased by $770 thousand, or 1.6%, due primarily to lower utilities expense, lower bad debt expense and lower payroll and benefits expense, all partially offset by higher professional fees related to the Acquisition.

During 2011, the Company paid down the principal under its credit facility by $3.9 million, net of borrowings of $8.4 million used to purchase a 1.5 acre parcel of developable land contiguous to the Riviera Black Hawk casino and $4.6 million to fund a deposit and professional fees related to the Acquisition. The outstanding balance of the credit facility decreased from $28.6 million at December 31, 2010 to $24.7 million at December 31, 2011.

Monarch's CEO and Co-Chairman John Farahi commented: "During the fourth quarter of 2011, we exercised the purchase option we held on a 1.5 acre land parcel contiguous to the Riviera Black Hawk, and we are looking forward to closing the Riviera Black Hawk acquisition which remains on track to take place before the end of the second quarter of 2012."

The Company's 2012 Annual Meeting of Stockholders will be held on Friday, June 1, 2012 at 10:00 am local time at the Company's Atlantis Casino Resort Spa, 3800 South Virginia Street in Reno, Nevada. The record date for stockholders entitled to vote at the Annual Meeting is Wednesday, April 4, 2012.

Monarch, through its subsidiary Monarch Growth Inc., has entered into a definitive stock purchase agreement to acquire Riviera Black Hawk, Inc., the owner of The Riviera Black Hawk. The Riviera Black Hawk opened in 2000 and is located in Black Hawk, Colorado, approximately 40 miles west of Denver. The property is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, 750 slot machines, 8 table games, a 250 seat buffet-style restaurant and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk that can be utilized for future expansion.

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; an approximately 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions, (iii) the liquidity requirements of the Company, (iv) completion of the Acquisition, (v) plans, objectives and expectations regarding the Acquisition, and (vi) integration of the Acquisition. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

(1) "Adjusted EBITDA" -- see the separate Reconciliation of Net Income to Adjusted EBITDA. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

For additional information visit Monarch's website at MonarchCasino.com

                       Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income

                          Three Months Ended             Year Ended
                             December 31,               December 31,
                       ------------------------  --------------------------
                           2011         2010         2011          2010
                       -----------  -----------  ------------  ------------
                       (unaudited)  (unaudited)   (unaudited)
Revenues
  Casino               $23,930,400  $24,598,175  $ 97,367,121  $ 99,813,126
  Food and beverage     10,835,969   10,030,398    42,933,675    40,979,514
  Hotel                  4,611,374    4,295,822    21,438,854    21,767,117
  Other                  2,197,984    1,997,574     8,025,571     7,908,525
                       -----------  -----------  ------------  ------------
    Gross revenues      41,575,727   40,921,969   169,765,221   170,468,282
Less promotional
 allowances             (7,563,597)  (7,079,488)  (29,133,016)  (28,438,255)
                       -----------  -----------  ------------  ------------
    Net revenues        34,012,130   33,842,481   140,632,205   142,030,027
                       -----------  -----------  ------------  ------------
Operating expenses
  Casino                 9,636,182   10,101,265    38,275,637    38,777,935
  Food and beverage      5,040,700    4,898,165    19,861,195    18,874,351
  Hotel                  1,272,614    1,321,291     5,824,382     5,942,399
  Other                    714,164      674,507     2,891,231     2,825,692
  Selling, general and
   administrative       12,820,362   12,123,464    47,110,839    47,881,105
  Depreciation and
   amortization          3,234,539    3,361,412    13,379,538    13,281,396
  Building demolition
   expense                       -      414,099     3,519,148       414,099
                       -----------  -----------  ------------  ------------
    Total operating
     expenses           32,718,561   32,894,203   130,861,970   127,996,977
                       -----------  -----------  ------------  ------------
    Income from
     operations          1,293,569      948,278     9,770,235    14,033,050
                       -----------  -----------  ------------  ------------
Other expenses
  Interest expense        (270,803)    (315,562)     (914,308)   (1,457,865)
                       -----------  -----------  ------------  ------------
    Total other
     expense              (270,803)    (315,562)     (914,308)   (1,457,865)
                       -----------  -----------  ------------  ------------
    Income before
     income taxes        1,022,766      632,716     8,855,927    12,575,185
Provision for income
 taxes                    (455,473)    (164,869)   (3,180,073)   (4,338,924)
                       -----------  -----------  ------------  ------------
  Net income           $   567,293  $   467,847  $  5,675,854  $  8,236,261
                       ===========  ===========  ============  ============

Earnings per share of
 common stock
Net income
  Basic                $      0.04  $      0.03  $       0.35  $       0.51
  Diluted              $      0.03  $      0.03  $       0.35  $       0.51

Weighted average
 number of common
shares and potential
 common
shares outstanding
  Basic                 16,138,158   16,138,158    16,138,158    16,131,321
  Diluted               16,245,649   16,270,912    16,231,325    16,205,606

                       Monarch Casino & Resort, Inc.
                   Condensed Consolidated Balance Sheets

                                                       December 31,
                                               ----------------------------
                                                    2011           2010
                                               -------------  -------------
                    ASSETS                      (unaudited)
Current assets
  Cash and cash equivalents                    $  13,582,659  $  13,800,604
  Receivables, net                                 2,299,847      3,269,250
  Federal income tax receivable                            -         99,202
  Inventories                                      2,165,109      1,883,816
  Prepaid expenses and other current assets        6,198,882      2,553,341
  Deferred income taxes                              615,912      1,384,443
                                               -------------  -------------
    Total current assets                          24,862,409     22,990,656
                                               -------------  -------------
Property and equipment
  Land                                            19,214,847     13,172,522
  Land improvements                                6,359,279      3,891,990
  Buildings                                      135,643,298    139,843,299
  Building improvements                           11,575,883     10,766,414
  Furniture and equipment                        117,300,741    112,847,107
  Leasehold improvements                           1,346,965      1,346,965
                                               -------------  -------------
                                                 291,441,013    281,868,297
  Less accumulated depreciation and
   amortization                                 (138,227,868)  (125,437,458)
                                               -------------  -------------
    Net property and equipment                   153,213,145    156,430,839
Other assets, net                                  1,524,050        312,043
                                               -------------  -------------
  Total assets                                 $ 179,599,604  $ 179,733,538
                                               =============  =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $   8,693,395  $  10,216,495
  Accrued expenses                                13,829,540     14,077,344
  Federal income taxes payable                       768,640              -
                                               -------------  -------------
    Total current liabilities                     23,291,575     24,293,839
                                               -------------  -------------
Long-term debt                                    24,680,000     28,600,000
Deferred income taxes                              1,112,049      3,384,218
Other long term liabilities                                -        873,872
                                               -------------  -------------
    Total liabilities                             49,083,624     57,151,929
                                               -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,138,158 outstanding at December
   31, 2011 and December 31, 2010                    190,963        190,963
  Additional paid-in capital                      33,178,345     31,558,693
  Treasury stock, 2,958,142 shares at December
   31, 2011 and December 31, 2010, at cost       (48,541,663)   (48,541,663)
  Retained earnings                              145,688,335    139,373,616
                                               -------------  -------------
      Total stockholders' equity                 130,515,980    122,581,609
                                               -------------  -------------
    Total liability and stockholder's equity   $ 179,599,604  $ 179,733,538
                                               =============  =============

                        Monarch Casino & Resort, Inc.
             Reconciliation of Net Income to Adjusted EBITDA (1)
                                 (Unaudited)

                                Three Months Ended          Year Ended
                                   December 31,            December 31,
                             ----------------------- -----------------------
                                 2011        2010        2011        2010
                             ----------- ----------- ----------- -----------
Net income                   $   567,293 $   467,847 $ 5,675,854 $ 8,236,261
Adjustments
  Provision for income taxes     455,473     164,869   3,180,073   4,338,924
  Interest expense               270,803     315,562     914,308   1,457,865
  Depreciation and
   amortization                3,234,539   3,361,412  13,379,538  13,281,396
                             ----------- ----------- ----------- -----------
EBITDA                         4,528,108   4,309,690  23,149,773  27,314,446
  Stock based compensation       380,681     519,713   1,619,652   1,741,084
  Building demolition
   expense                             -     414,099   3,519,148     414,099
  Acquisition expense            536,207           -     973,607           -
                             ----------- ----------- ----------- -----------
Adjusted EBITDA (1)          $ 5,444,996 $ 5,243,502 $29,262,180 $29,469,629
                             =========== =========== =========== ===========

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Lee Hernandez
Director of Planning & Analysis
(775) 825-4700
LHernandez@MonarchCasino.com

Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com